Exhibit 99.1

Goodrich Petroleum Announces Third Quarter 2015 Financial Results And Operational Update

HOUSTON, Nov. 4, 2015 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE: GDP) (the "Company") today announced financial results for the quarter ended September 30, 2015 and a financial update.

FINANCIAL UPDATE:

  To date, the Company has reduced total debt by approximately $198 million (31%) and annual interest expense by approximately $9.5 million (debt exchanges and conversions only) since the end of the second quarter through the following transactions:
    In September the Company exchanged $55 million of (old) 2032 convertible notes into $27.5 million of (new) 2032 convertible notes resulting in $27.5 million of net debt reduction;
    In September the Company closed on the sale of its Eagle Ford Shale production, proved reserves and associated acreage which allowed for a reduction in net debt through the third quarter of approximately $72.5 million. Approximately $14 million of sales proceeds is still held in escrow pending a post-closing settlement;
    In October the Company exchanged $158.2 million of 2019 senior notes into $75 million of second lien notes resulting in $83.2 million of net debt reduction. The Company expects to book an estimated gain of $62.6 million in the fourth quarter for the debt exchange;
    In October the Company exchanged $17.1 million of (old) 2032 convertible notes into $8.5 million of (new) 2032 convertible notes resulting in $8.6 million of net debt reduction;
    In September and October the Company reduced total debt by an additional $6.2 million through conversion of (new) 2032 convertible notes into common stock.

The Company remains focused on transactions that will reduce debt and interest expense.

  The borrowing base under the Company's senior credit facility was reaffirmed at $75 million and covenants amended to provide for flexibility through February 2017.

THIRD QUARTER HIGHLIGHTS:

  Capital expenditures for the quarter totaled $16.4 million. Full year capital expenditures expected to be lower by 10-15% versus previous guidance;
  Production for the quarter totaled 645,000 barrels of oil equivalent ("Boe") (50% oil), which was affected by deferred completions and the sale of the Company's Eagle Ford production, proved reserves and associated acreage;
  Adjusted Revenues, which includes the benefit of realized gains on the Company's oil hedges, were $31.5 million for the quarter versus $55.1 million in the prior year period;
  Operating Expenses were lower by $114.5 million in the quarter versus the prior year period primarily due to a decrease in the amount of impairment expense recognized of $52.9 million and a $42.8 million gain recognized on the sale of the Company's producing interest and associated acreage in the Eagle Ford Shale.  Sequentially Operating Expenses were lower by $9.2 million;
  ("Adjusted EBITDAX") defined as earnings before interest, taxes, non-cash general & administrative ("G&A") expenses and exploration was $20.3 million in the quarter, compared to $37.1 million in the prior year period.

(See accompanying tables at the end of this press release that reconcile Adjusted Revenues and Adjusted EBITDAX, non-US GAAP measures, to their most directly comparable US GAAP financial measure.)

THE COMPANY HAS POSTED A NEW PRESENTATION ON THE COMPANY'S WEBSITE WHICH WILL BE REVIEWED ON THE EARNINGS CONFERENCE CALL. INVESTORS CAN ACCESS THE SLIDES AT: http://goodrichpetroleum.investorroom.com/events-and-presentations

FINANCIAL RESULTS

LIQUIDITY

The Company exited the quarter with credit facility borrowings, net of cash on hand, of $13.5 million with a borrowing base of $105 million. The Company's borrowing base was reduced to $75 million on October 1, 2015 in conjunction with the exchange of $158.2 million of our 2019 Notes for the issuance of $75.0 million of 8.875% Second Lien Notes due 2018. The borrowing base was re-affirmed on November 3, 2015 at $75 million. In addition, the covenants in the credit facility were amended to 1.25 to 1 First Lien Debt to EBITDAX and 1.25 to 1 EBITDAX to Cash Interest expense. The Current Ratio as defined in the credit agreement remains the same. The Company expects to finance the remainder of its 2015 capital expenditures budget from cash flow from operations.

CASH FLOW

Adjusted EBITDAX was $20.3 million in the quarter, compared to $37.1 million in the prior year period.

Discretionary cash flow ("DCF"), defined as net cash provided by operating activities before changes in working capital, was $8.8 million in the quarter, compared to $26.8 million in the prior year period. Net cash used in operating activities was $6.3 million in the quarter, compared to net cash provided by operating activities of $25.3 million in the prior year period. The Company estimates the vast majority of its negative change in working capital occurred in the first three quarters of the year.

DCF and Adjusted EBITDAX for the quarter were negatively impacted by the sale of the Company's producing Eagle Ford Shale properties and the sale in December 2014 of its non-core, Beckville/Minden field in East Texas when compared to the previous year period.

(See accompanying tables at the end of this press release that reconcile Adjusted EBITDAX and DCF, each of which are non-US GAAP financial measures, to their most directly comparable US GAAP financial measure.)

CAPITAL EXPENDITURES

Capital expenditures totaled $16.4 million in the quarter, of which $12.7 million was spent on completion costs, $0.7 million on leasehold acquisition and $3.0 million on facilities, capital workovers and other expenditures. While the Company booked capital expenditures of $16.4 million in the quarter, the Company paid out cash amounts totaling $22.6 million. Approximately 96% of the quarter's total capital expenditures were spent drilling and completing wells and extending leases for future drilling operations in the TMS. The Company currently has no rigs running in any of its areas and has two TMS wells waiting on completion. The Company will establish its preliminary capital expenditure budget for 2016 in December, which will be dependent on commodity prices as to whether it allocates capital to the TMS and Haynesville Shale areas. The Company anticipates minimum capital expenditures in the fourth quarter and expects to be 10-15% below its full year preliminary capital expenditure budget of $90 – $110 million.

PRODUCTION

Production totaled approximately 645,000 Boe in the quarter, or an average of 7,008 Boe per day, versus 1,021,000 Boe, or an average of 11,096 Boe per day, in the prior year period. Oil production totaled 320,000 barrels of oil in the quarter (50% of total production), or an average of approximately 3,477 Bbls per day. Oil production for the quarter was negatively impacted by the sale of the Eagle Ford Shale producing properties in September 2015. Natural gas production totaled 2.0 Bcf in the quarter, or an average of approximately 21,184 Mcf per day, versus 3.5 Bcf, or an average of 37,957 Mcf per day, in the prior year period. Natural gas production for the quarter was negatively impacted by the Company's sale of its Eagle Ford Shale producing properties in September 2015 as well as the sale in December 2014 of its non-core, Beckville/Minden field in East Texas when compared to the previous year period.

REVENUES

Revenues prior to realized gain on derivatives totaled $17.7 million in the quarter versus $54.9 million in the prior year period. Average realized price per unit was $28.10 per Boe in the quarter versus $53.76 per Boe in the prior year period. When factoring in the net cash received in settlement of derivative instruments, Adjusted Revenues totaled $31.5 million in the quarter versus $55.1 million in the prior year period, and average realized price per unit was $49.39 per Boe ($88.83 per Bbl and $1.76 per Mcf) versus $53.98 per Boe ($92.34 per Bbl and $3.63 per Mcf) in the prior year period. Revenues for the quarter were negatively impacted by the Company's sale of its producing Eagle Ford Shale properties in September 2015.

(See accompanying tables at the end of this press release that reconcile Adjusted Revenues, a non-US GAAP measure, to its most directly comparable US GAAP financial measure.)

CRUDE OIL AND NATURAL GAS DERIVATIVES

The Company had a gain of $7.9 million on its derivatives not designated as hedges in the quarter, versus a gain of $20.3 million during the prior year period. The Company received net cash proceeds and realized a gain of $13.7 million this quarter for the settlement of its oil derivatives, and incurred an unrealized loss of $5.8 million for the change of the fair value of its oil and natural gas contracts. For 2015, the Company has a total of 3,500 Bbls/day swapped at an average price of $96.11 per Bbl.

OPERATING EXPENSES

Operating expenses for the quarter were lower by $114.5 million, or 80%, in the quarter versus the prior year period primarily due to a decrease in the amount of impairment expense recognized of $52.9 million and a $42.8 million gain recognized on the sale of the Company's producing interest and associated acreage in the Eagle Ford Shale. Operating expenses for the quarter decreased by $9.2 million sequentially. Operating expenses for the quarter are broken out as follows:

Lease operating expense ("LOE") was lower by $2.8 million to $3.9 million in the quarter, versus $6.7 million in the prior year period. LOE for the quarter included $0.5 million for workovers, versus $0.6 million in the prior year period. The decrease in LOE was primarily due to (i) field level cost cutting results; (ii) the divestment of our East Texas assets during the fourth quarter of 2014; and (iii) the divestment of our producing Eagle Ford Shale properties in September 2015.

Production and other taxes were lower by $1.6 million to $1.3 million in the quarter versus $2.9 million in the prior year period. The decrease in production and other taxes was primarily due to significantly lower crude oil prices during the quarter, lower oil production from our Eagle Ford Shale and more oil production from the TMS, which has severance tax abatement for a minimum of twenty-four months after initial production.

Transportation and processing expense was lower by $0.7 million to $1.4 million in the quarter versus $2.1 million in the prior year period. The decrease in transportation and processing expense pertains to lower operated natural gas production due to the divestment of our East Texas assets during the fourth quarter of 2014.

Depreciation, depletion and amortization ("DD&A") expense was lower by $14.2 million to $21.8 million in the quarter versus $36.0 million in the prior year period. The decrease in DD&A expense was primarily due to the divestment of our East Texas assets during the fourth quarter of 2014 and lower Eagle Ford Shale Trend DD&A.

Impairment expense was $32.5 million for the quarter versus $85.3 million in the prior year period. Approximately 83% of the impairment for the quarter was from the Company's Angelina River Trend acreage.

Exploration expense was higher by $3.4 million to $4.3 million in the quarter versus $0.9 million in the prior year period. Non-cash lease expiration expense, which represents 95% of total exploration expense in the quarter, was mostly for non-core acreage in the Eagle Ford and Tuscaloosa Marine Shale.

General and Administrative expense was lower by $2.9 million to $5.4 million in the quarter versus $8.3 million in the prior year period. G&A expense related to non-cash, stock based compensation totaled $0.9 million in the quarter versus $2.0 million in the prior year period. G&A was lower versus the prior year period primarily due to the Company's cost cutting efforts and staff reductions. The Company expects year over year cash G&A for 2015 to be down 20 – 25% versus the prior year period.

Gain on Sale of assets was $42.8 million for the quarter due to the sale of the Company's producing Eagle Ford Shale properties in September 2015. The Company did not have a gain on sale of assets in the prior year period.

OPERATING INCOME

Operating income, defined as revenues minus operating expenses, totaled a loss of $10.1 million in the quarter, versus an operating loss of $87.4 million in the prior year period. Adjusted operating income, when adjusted for cash received in settlement of derivative instruments of $13.7 million, impairment expense of $32.5 million and gain on sale of assets of $42.8 million was a $6.6 million loss for the quarter. Operating income for the quarter was negatively impacted by completion deferrals, the sale of its producing Eagle Ford Shale properties in September 2015 and the Company's sale in December 2014 of its non-core, Beckville/Minden field in East Texas when compared to the previous year period.

(See accompanying tables at the end of this press release that reconcile adjusted operating loss, a non-US GAAP financial measure to its most directly comparable US GAAP financial measure.)

INTEREST EXPENSE

Interest expense totaled $15.6 million in the quarter versus $12.6 million in the prior year period. Non-cash interest expense associated with the Company's debt totaled $4.7 million (representing 30% of total interest expense) in the quarter versus $2.7 million in the prior year period. As referenced above, annual interest expense will be reduced going forward by approximately $9.5 million annually through the recent debt exchanges and conversions.

NET INCOME

The Company announced a net loss applicable to common stock of $25.2 million in the quarter, or ($0.44) per basic share, versus a net loss applicable to common stock of $87.1 million, or ($1.96) per basic share in the prior year period. Adjusted net loss applicable to common stock was $25.6 million for the quarter, or ($0.44) per basic share, versus an adjusted net loss applicable to common stock of $21.8 million, or ($0.49) per basic share in the prior year period. Net income for the quarter was negatively impacted by the sale of its producing Eagle Ford Shale properties and the sale in December 2014 of its non-core, Beckville/Minden field in East Texas when compared to the previous year period.

(See accompanying tables at the end of this press release that reconcile adjusted net loss applicable to common stock, a non-US GAAP measure, to its most directly comparable US GAAP financial measure.)

OTHER INFORMATION

In this press release, the Company refers to several non-US GAAP financial measures, including Adjusted EBITDAX, DCF, Adjusted revenues, Adjusted operating income (loss), Adjusted net loss applicable to common stock and Cash operating margin. Management believes Adjusted EBITDAX, DCF, Adjusted Revenues, Adjusted operating income (loss), Adjusted net loss applicable to common stock and Cash operating margin are good financial indicators of the Company's performance and ability to internally generate operating funds. Neither DCF nor Cash operating margin, should be considered an alternative to net cash provided by operating activities, as defined by US GAAP. Adjusted revenues should not be considered an alternative to total revenues, as defined by US GAAP. Adjusted operating income (loss) should not be considered an alternative to operating income (loss), as defined by US GAAP. Adjusted net loss applicable to common stock and Adjusted EBITDAX should not be considered an alternative to net loss applicable to common stock, as defined by US GAAP. Management believes that all of these non-US GAAP financial measures provide useful information to investors because they are monitored and used by Company management and widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Unless otherwise stated, oil production volumes include condensate.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and natural gas exploration and production company listed on the New York Stock Exchange.

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME AND PRODUCTION DATA
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Volumes
Natural gas (MMcf)	1,949	3,492	6,279	11,880
Oil and condensate (MBbls)	320	439	1,137	1,161
MBoe - Total	645	1,021	2,183	3,141

Boe per day	7,008	11,096	7,997	11,505

Total Revenues	$ 17,729	$ 54,874	$ 67,860	$ 159,996

Operating Expenses
Lease operating expense	3,937	6,745	13,017	22,674
Production and other taxes	1,263	2,869	4,050	7,293
Transportation and processing	1,447	2,121	4,302	6,832
Depreciation, depletion and amortization	21,819	36,011	61,052	95,325
Exploration	4,278	897	14,398	5,564
Impairment	32,487	85,339	32,487	85,339
General and administrative	5,352	8,312	19,562	26,707
Gain on sale of assets	(42,759)	-	(46,520)	-
Other	-	-	(45)	3,357
Operating loss	(10,095)	(87,420)	(34,443)	(93,095)

Other income (expense)
Interest expense	(15,583)	(12,645)	(42,447)	(36,274)
Interest income and other	-	6	-	26
Gain on derivatives not designated as hedges	7,882	20,348	6,338	2,034
	(7,701)	7,709	(36,109)	(34,214)

Loss before income taxes	(17,796)	(79,711)	(70,552)	(127,309)
Income tax benefit	-	-	-	-
Net loss	(17,796)	(79,711)	(70,552)	(127,309)
Preferred stock dividends	7,430	7,431	22,291	22,292

Net loss applicable to common stock	$ (25,226)	$ (87,142)	$ (92,843)	$ (149,601)

Gain on derivatives not designated as hedges	(7,882)	(20,348)	(6,338)	(2,034)
Net cash received (paid) in settlement of derivative instruments	13,729	227	37,991	(5,583)
Lease expirations	4,095	108	11,616	2,481
Dry hole cost	(49)	-	(93)	44
Gain on sale of assets	(42,759)	-	(46,520)	-
Other	-	-	(45)	3,357
Impairment	32,487	85,339	32,487	85,339

Adjusted net loss applicable to common stock (1)	$ (25,605)	$ (21,816)	$ (63,745)	$ (65,997)

Discretionary cash flow (see non-US GAAP reconciliation) (2)	$ 8,781	$ 26,841	$ 35,643	$ 64,624

Adjusted EBITDAX (see calculation and non-US GAAP reconciliation)(3)	$ 20,320	$ 37,080	$ 69,608	$ 97,581

Weighted average common shares outstanding - basic	57,606	44,430	54,697	44,337
Weighted average common shares outstanding - diluted (4)	57,606	44,430	54,697	44,337

Earnings per share
Net loss applicable to common stock - basic	$ (0.44)	$ (1.96)	$ (1.70)	$ (3.37)
Net loss applicable to common stock - diluted	$ (0.44)	$ (1.96)	$ (1.70)	$ (3.37)

Adjusted earnings per share
Adjusted net loss applicable to common stock - basic (1)	$ (0.44)	$ (0.49)	$ (1.17)	$ (1.49)
Adjusted net loss applicable to common stock - fully diluted (1)	$ (0.44)	$ (0.49)	$ (1.17)	$ (1.49)

(1) Adjusted net income (loss) applicable to common stock is defined as net income (loss) applicable to common stock adjusted to exclude certain charges or amounts in order to provide users of this financial information with additional meaningful comparisons between current results and the results of prior periods. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under  accounting principles generally accepted in the United States of America ("US GAAP").

(2) Discretionary cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-US GAAP measure of operating cash flow is useful as an indicator of an oil and natural gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with US GAAP.

(3) Adjusted EBITDAX is earnings before interest expense, income tax, DD&A, exploration expense and impairment of oil and natural gas properties. In calculating adjusted EBITDAX, gain/losses on derivatives, less net cash received or paid in settlement of commodity derivatives are excluded from Adjusted EBITDAX. Other excluded items include Interest income and other, (Gain) loss on sale of assets, Loss on early extinguishment of debt, Stock compensation expense and Other expense.

(4) Fully diluted shares excludes approximately 26.0 million potentially dilutive instruments that were anti-dilutive due to the net loss applicable to common stock for the three months and nine months ended September 30, 2015.  We report our financial results in accordance with US GAAP. However, management believes certain non-US GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of our peers and of prior periods.

GOODRICH PETROLEUM CORPORATION
Per Unit Sales Prices and Costs

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Average sales price per unit:
Oil (per Bbl)
Including net cash received/paid to settle oil derivatives	$ 88.83	$ 92.34	$ 83.11	$ 91.68
Excluding net cash received/paid to settle oil derivatives	$ 45.92	$ 96.22	$ 49.70	$ 98.22
Natural gas (per Mcf)
Including net cash received/paid to settle natural gas derivatives	$ 1.76	$ 4.18	$ 1.88	$ 4.03
Excluding net cash received/paid to settle natural gas derivatives	$ 1.76	$ 3.63	$ 1.88	$ 3.87
Oil and natural gas (per Boe)
Including net cash received/paid to settle oil and natural gas derivatives	$ 49.39	$ 53.98	$ 48.68	$ 49.15
Excluding net cash received/paid to settle oil and natural gas derivatives	$ 28.10	$ 53.76	$ 31.28	$ 50.93

Costs Per Boe
Lease operating expense	$ 6.11	$ 6.61	$ 5.96	$ 7.22
Production and other taxes	$ 1.96	$ 2.81	$ 1.85	$ 2.32
Transportation and processing	$ 2.24	$ 2.08	$ 1.97	$ 2.18
Depreciation, depletion and amortization	$ 33.84	$ 35.28	$ 27.96	$ 30.35
Exploration	$ 6.64	$ 0.88	$ 6.59	$ 1.77
Impairment	$ 50.39	$ 83.60	$ 14.88	$ 27.17
General and administrative	$ 8.30	$ 8.14	$ 8.96	$ 8.50
Gain on sale of assets	$ (66.32)	$ -	$ (21.30)	$ -
Other	$ -	$ -	$ (0.02)	$ 1.07
	$ 43.16	$ 139.40	$ 46.86	$ 80.58

Note: Amounts on a per Boe basis may not total due to rounding.

GOODRICH PETROLEUM CORPORATION
Selected Cash Flow Data (In Thousands):

Reconciliation of Discretionary Cash Flow and Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net cash (used in) provided by operating activities (US GAAP)	$ (6,347)	$ 25,322	$ (11,859)	$ 95,168
Net changes in working capital	15,128	1,519	47,502	(30,544)
Discretionary cash flow	$ 8,781	$ 26,841	$ 35,643	$ 64,624

Weighted average common shares outstanding - basic	57,606	44,430	54,697	44,337
Weighted average common shares outstanding - diluted (4)	57,606	44,430	54,697	44,337

Supplemental Balance Sheet Data
	As of
	September 30,	December 31
	2015	2014

Cash and cash equivalents	$ 4,025	$ 8

Long-term debt	540,059	568,625

Reconciliation of Net loss to Adjusted EBITDAX

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net loss (US GAAP)	$ (17,796)	$ (79,711)	$ (70,552)	$ (127,309)
Exploration expense	4,278	897	14,398	5,564
Depreciation, depletion and amortization ("DD&A")	21,819	36,011	61,052	95,325
Impairment	32,487	85,339	32,487	85,339
Stock compensation expense	861	2,026	4,688	6,674
Interest expense	15,583	12,645	42,447	36,274
Gain on derivatives not designated as hedges	(7,882)	(20,348)	(6,338)	(2,034)
Net cash received (paid) in settlement of derivative instruments	13,729	227	37,991	(5,583)
Other excluded items *	(42,759)	(6)	(46,565)	3,331
Adjusted EBITDAX	$ 20,320	$ 37,080	$ 69,608	$ 97,581

* Other excluded items include Interest income and other, (Gain) loss on sale of assets and Other expense.

Other Information
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Interest expense - cash	$ 10,919	$ 9,950	$ 31,972	$ 28,279
Interest expense - noncash	4,664	2,695	10,475	7,995
Total Interest	$ 15,583	$ 12,645	$ 42,447	$ 36,274

Change in fair value of derivatives not designated as hedges prior to cash settlement	$ 5,847	$ (20,121)	$ 31,653	$ (7,617)
Net cash (received) paid in settlement of derivative instruments	(13,729)	(227)	(37,991)	5,583
Gain on derivatives not designated as hedges	$ (7,882)	$ (20,348)	$ (6,338)	$ (2,034)

General and Administrative expense - cash	$ 4,491	$ 6,286	$ 14,874	$ 20,033
General and Administrative expense - noncash	861	2,026	4,688	6,674
Total General and Administrative expense	$ 5,352	$ 8,312	$ 19,562	$ 26,707

GOODRICH PETROLEUM CORPORATION
Selected Cash Flow Data continued (In Thousands):

Reconciliation of Adjusted Revenues and Total Revenues (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Total Revenues (US GAAP)	$ 17,729	$ 54,874	$ 67,860	$ 159,996
Net cash received (paid) in settlement of derivative instruments	13,729	227	37,991	(5,583)
Adjusted Revenues	$ 31,458	$ 55,101	$ 105,851	$ 154,413

Reconciliation of Adjusted Operating Income and Operating Income (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Operating loss (US GAAP)	$ (10,095)	$ (87,420)	$ (34,443)	$ (93,095)
Net cash received (paid) in settlement of derivative instruments	13,729	227	37,991	(5,583)
Impairment	32,487	85,339	32,487	85,339
Gain on sale of assets	(42,759)	-	(46,520)	-
Adjusted Operating loss	$ (6,638)	$ (1,854)	$ (10,485)	$ (13,339)

Calculation of Cash operating margin (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Adjusted EBITDAX (see calculation and non-US GAAP reconciliation) (3)	$ 20,320	$ 37,080	$ 69,608	$ 97,581
Adjusted Revenues (see non-US GAAP reconciliation)	$ 31,458	$ 55,101	$ 105,851	$ 154,413
Cash operating margin	65%	67%	66%	63%

CONTACT: Robert C. Turnham, President, or Joe Leary, Interim CFO, (713) 780-9494